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                                                                   EXHIBIT 10.24


[LOGO]

                        SCHEDULE - STANDARD CREDIT TERMS

                              ARTICLE 1 - GENERAL

1.1 INTEREST RATE. You will pay interest on each Credit at nominal rates per year equal to:

 (a) for amounts above the Credit Limit of a Credit or a part of a Credit or the Overall Credit Limit, as described in section 1.4, or for amounts that are not paid when due, the Default Interest Rate, and

 (b) for any other amounts, the rate specified in this Agreement.

1.2 VARIABLE INTEREST. Each variable interest rate provided for under this Agreement will change automatically, without notice, whenever the Prime Rate or the U.S. Base Rate, as the case may be, changes.

1.3 PAYMENT OF INTEREST. Interest is calculated on the daily balance of the Credit at the end of each day. Interest is due once a month, unless the Agreement states otherwise. Unless you have made other arrangements with us, we will automatically debit your Operating Account for interest amounts owing. If your Operating Account is in overdraft and you do not deposit to the account an amount equal to the monthly interest payment, the effect is that we will be charging interest on overdue interest (which is known as compounding). Unpaid interest continues to compound whether or not we have demanded payment from you or started a legal action, or get judgment, against you.

1.4 DEFAULT INTEREST. To determine whether Default Interest is to be charged, the following rules apply:

 (a) Default Interest will be charged on the amount that exceeds the Credit Limit of any particular Credit. That will happen even if the Overall Credit Limit has not been exceeded.

 (b) If there are several parts of a Credit, Default Interest will be charged if the Credit Limit or a particular part is exceeded. For example, if Credit A's limit is $250,000, and the limit of one part is $100,000 and the limit of that part is exceeded by $25,000, Default Interest will be charged on that $25,000 excess, even if the total amount outstanding under Credit A is less than $250,000.

 (c) To determine if the Overall Credit Limit has been exceeded, the outstanding principal amount of each Credit is totalled, and any amounts in foreign currency are converted to Canadian dollars. If that total exceeds the Overall Credit Limit, Default Interest will be charged on that excess amount. For example, if there are three Credits, each with a Credit Limit of $100,000 and an Overall Credit Limit of $250,000, if each of those Credits is at $90,000, they are each under their own Credit Limits, but the Overall Credit Limit has been exceeded by $20,000, and Default Interest will be charged on that excess amount.

1.5 FEES. You will pay CIBC's fees for each Credit as out lined in the Letter. You will also reimburse us for all reasonable fees (including legal fees) and out-of-pocket expenses incurred in registering any security, and in enforcing our rights under this Agreement or any security. We will automatically debit your Operating Account for fee amounts owing.

1.6 OUR RIGHTS RE DEMAND CREDITS. At CIBC, we believe that the banker-customer relationship is based on mutual trust and respect. It is important for us to know all the relevant information (whether good or bad) about your business. CIBC is itself a business. Managing risks and monitoring our customers' ability to repay is critical to us. We can only continue to lend when we feel that we are likely to be repaid. As a result, if you do something that jeopardizes that relationship, or if we no longer feel that you are likely to repay all amounts borrowed, we may have to act. We may decide to act, for example, because of something you have done, information we receive about your business, or changes to the economy that affect your business. Some of the actions that we may decide to take include requiring you to give us more financial information, negotiating a change in the interest rate or fees, or asking you to get further accounting assistance, put more cash into the business, provide more security, or produce a satisfactory business plan. It is important to us that your business succeeds. We may, however, at our discretion, demand immediate repayment of any outstanding amounts under any demand Credit. We may also, at any time and for any cause, cancel the unused portion of any demand Credit. Under normal circumstances, however, we will give you 30 days' notice of any of these actions.

1.7 PAYMENTS. If any payment is due on a day other than a Business Day, then the payment is due on the next Business Day.

1.8 APPLYING MONEY RECEIVED. If you have not made payments as required by this Agreement, or if you have failed to satisfy any term of this Agreement (or any other agreement you have that relates to this Agreement), or at any time before default but after we have given you appropriate notice, we may decide how to apply any money that we receive. This means that we may choose which Credit to apply the money against, or what mix of principal, interest, fees and overdue amounts within any Credit will be paid.

1.9 INFORMATION REQUIREMENTS. We may from time to time reasonably require you to provide further information about your business. We may require information from you to be in a form acceptable to us.

1.10 INSURANCE. You will keep all your business assets and property insured (to the full insurable value) against loss or damage by fire and all other risks usual for property such as yours (plus for any other risks we may reasonably require). If we request, these policies will include a loss payee clause (and if you are giving us mortgage security, a mortgagee clause). As further security, you assign all insurance proceeds to us. If we ask, you will give us either the policies themselves or adequate evidence of their existence. If your insurance coverage for any reason stops, we may (but do not have to) insure the property. We will automatically debit your Operating Account for these amounts. Finally, you will notify us immediately of any loss or damage to the property.

1.11 ENVIRONMENTAL. You will carry on your business, and maintain your assets and property, in accordance with all applicable environmental laws and regulations. If (a) there is any release, deposit, discharge or disposal of pollutants of any sort (collectively, a "Discharge") in connection with either your business of your property, and we pay any fines or for any clean-up, or
(b) we suffer any loss or damage as a result of any Discharge, you will reimburse CIBC, its directors, officers, employees and agents for any and all losses, damages, fines, costs and other amounts (including amounts

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spent preparing any necessary environmental assessment or other reports, or defending any lawsuits) that result. If we ask, you will defend any lawsuits, investigations or prosecutions brought against CIBC or any of its directors, officers, employees and agents in connection with any Discharge. Your obligation to us under this section continues even after all Credits have been repaid and this Agreement has terminated.

1.12 Consent to release information. We may from time to time give any credit or other information about you to, or receive such information from, (a) any financial institution, credit reporting agency, rating agency or credit bureau,
(b) any person, firm or corporation with whom you may have or propose to have financial dealings, and (c) any person, firm or corporation in connection with any dealings you have or propose to have with us. You agree that we may use that information to establish and maintain your relationship with us and to offer any services as permitted by law, including services and products offered by our subsidiaries when it is considered that this may be suitable to you.

1.13 Our pricing policy: Fees, interest rates and other charges for your banking arrangements are dependent upon each other. If you decide to cancel any of these arrangements, you will have to pay us any increased or added fees, interest rates and charges we determine and notify you of. These increased or added amounts are effective from the date of the changes that you make.

1.14 Proof of debt. This Agreement provides the proof, between CIBC and you, of the credit made available to you. There may be times when the type of Credit you have requires you to sign additional documents. Throughout the time that we provide you credit under this Agreement, our loan accounting records will provide complete proof of all terms and conditions of your credit (such as principal loan balances, interest calculations, and payment dates).

1.15 Renewals of this Agreement. This Agreement will remain in effect for your Credits for as long as they remain unchanged. We have shown a Next Scheduled Review Date in the Letter. If there are no changes to the Credits this Agreement will continue to apply, and you will not need to sign anything further. If there are any changes, we will provide you with either an amending agreement, or a new replacement Letter, for you to sign.

1.16 Confidentiality: The terms of this Agreement are confidential between you and CIBC. You therefore agree not to disclose the contents of this Agreement to anyone except your professional advisors.

1.17 Pre-conditions. You may use the Credits granted to you under this Agreement only if:

     (a) we have received properly signed copies of all documentation that we may require in connection with the operation of your accounts and your ability to borrow and give security;

     (b) all the required security has been received and registered to our satisfaction;

     (c) any special provisions or conditions set forth in the Letter have been complied with; and

     (d) if applicable, you have given us the required number of days notice for a drawing under a Credit.

1.18 Notices. We may give you any notice in person or by telephone, or by letter that is sent either by fax or by mail.

1.19 Use of the Operating Line. You will use your Operating Line only for your business operating cash needs. You are responsible for all debits from the Operating Account that you have either initiated (such as cheques, loan payments, pre-authorized debits, etc.) or authorized us to make. Payments are made by making deposits to the Operating Account. You may not at any time exceed the Credit Limit. We may, without notice to you, return any debit from the Operating Account that, if paid, would result in the Credit Limit being exceeded, unless you have made prior arrangements with us. If we pay any of these debits, you must repay us immediately the amount by which the Credit Limit is exceeded.

1.20 Margin Requirements. If your Operating Line is margined against inventory and/or Receivable Value, the available Credit Limit of that Credit is the lesser of the Credit Limit stated in the Letter and the amount calculated using the Monthly Statement of Available Credit Limit.

1.21 Foreign Currency Conversion. If this Agreement includes foreign currency Credits, then currency changes may affect whether either the Credit Limit of any Credit or the Overall Credit Limit has been exceeded.

     (a) See section 1.4 for the general rules on how Default Interest is calculated.

     (b) To determine the Overall Credit Limit, all foreign currency amounts are converted to Canadian dollars, even if the Credit Limits of any particular Credits are quoted directly in a foreign currency (such as U.S. dollars). No matter how the Credit Limit of a particular Credit is quoted, therefore, currency fluctuations can affect whether the Overall Credit Limit has been exceeded. For example, if Credits X and Y have Credit Limits of C$100,000 and US$50,000, respectively, with an Overall Credit Limit of C$175,000, if Credit X is at C$90,000 and Credit Y is at US$45,000, Default Interest will be charged only if, after converting the US dollar amount, the Overall Credit Limit is exceeded.

     (c) Whether the Credit Limit of a particular Credit has been exceeded will depend on how the Credit Limit is quoted, as described below.

     (d) If the Credit Limit is quoted as, for example, the U.S. dollar equivalent of a Canadian dollar amount, daily exchange rate fluctuations may affect whether that Credit Limit has been exceeded. If, on the other hand, the Credit Limit is quoted in a foreign currency (for example, directly in US dollars), whether that Credit Limit has been exceeded is determined by reference only to the closing balance of that Credit in that currency.

     (e) For example, assume an outstanding balance of a Credit on a particular day of US$200,000. If the Credit Limit is stated as "the US dollar equivalent of C$275,000", then whether the Credit Limit of that Credit has been exceeded will depend on the value of the Canadian dollar on that day. If the conversion calculations determine that the outstanding balance is under the Credit Limit, a drop in the value of the Canadian dollar the next day (without any change in the balance) may have the effect of putting that Credit over its Credit Limit. If, on the other hand, the Credit Limit is stated as "US$200,000", the Credit Limit is not exceeded, and a drop in the value of the dollar the next day will not change that (although the Overall Credit Limit may be affected).

     (f) Conversion calculations are done on the closing daily balance of the Credit. The conversion factor used is the mid-point between the buying and selling rate offered by CIBC for that currency on the conversion date.

                            ARTICLE 2 - DEFINITIONS.

2.1 Definitions. In this Agreement, the following terms have the following meanings:

"Base Rate Loan" means a U.S. dollar loan on which interest is calculated by reference to the U.S. Base Rate.

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"Business Day" means any day (other than a Saturday or a Sunday) that the CIBC
Branch/Centre is open for business.

"CIBC Branch/Centre" means the CIBC branch or banking centre noted on the first page of this Agreement, as changed from time to time by agreement between the parties.

"Credit" means any credit referred to in the Letter, and if there are two or more parts to a Credit, "Credit" includes reference to each part.

"Credit Line" of any Credit means the amount specified in the Letter as its Credit Limit, and if there are two or more parts to a Credit, "Credit Limit" includes reference to each such part.

"Current Assets" are cash, accounts receivable, inventory and other assets that are likely to be converted into cash, sold, exchanged or expended in the normal course of business within one year or less, excluding amounts due from related parties.

"Current Liabilities" means debts that are or will become payable within one year or one operating cycle, whichever is longer, excluding amounts due to related parties, and which will require Current Assets to pay. They usually include accounts payable, accrued expenses, deferred revenue and the current portion of long-term debt.

"Current Ratio" means the ratio of Current Assets to Current Liabilities.

"Debt to Effective Equity Ratio" means the ratio of X to Y, where X is the total of all liabilities, less all Postponed Debt, and Y is the total Shareholders' Equity, plus all Postponed Debt, less (i) amounts due from/investments in related parties and (ii) intangibles.

"Default Interest Rate", unless otherwise defined in the Letter, means the Standard Overdraft Rate.

"Intangibles" means assets of the business that have no value in themselves but represent value. They include such things as copyright, patents and trademarks; franchises; licences; leases; research and development costs; and deferred development costs.

"Letter" means the letter agreement between you and CIBC to which this Schedule and any other Schedules are attached.

"Letter of Credit" or "L/C" means a documentary or stand-by letter of credit, a letter of guarantee, or a similar instrument in form and substance satisfactory to us.

"L/C Acceptance" means a draft (as defined under the Bills of Exchange Act (Canada)) payable to the beneficiary of a documentary L/C which the L/C applicant or beneficiary, as the case may be, has presented to us for acceptance under the terms of the L/C.

"Lien" includes a mortgage, charge, lien, security interest or encumbrance of any sort on an asset, and includes conditional sales contracts, title retention agreements, capital trusts and capital leases.

"Minimum Shareholders' Equity" means the total Shareholders' Equity, minus (a) amounts due from/investments in related parties, and the value of all intangibles, plus (b) all Postponed Debt.

"Monthly Statement of Available Credit Limit" means the CIBC form by that name, as it may from time to time be changed.

"Normal Course Lien" means a Lien that (a) arises by operations of law or in the ordinary course of business as a result of owning any such asset (but does not include a Lien given to another creditor to secure debts owed to that creditor) and (b), taken together with all other Normal Course Liens, does not materially affect the value of the asset or its use in the business.

"Operating Account" means the account that you normally use for the day-to-day cash needs of your business, and may be either or both of a Canadian dollar and a U.S. dollar account.

"Postponed Debt" means any debt owed by you that has been formally postponed to CIBC.

"Prime Rate" means the variable reference rate of interest per year declared by CIBC from time to time to be its prime rate for Canadian dollar loans made by CIBC in Canada.

"Prime Rate Loan" means a Canadian dollar loan on which interest is calculated by reference to Prime Rate.

"Priority Payable" means any amount owing to a creditor that ranks, or may rank, equal to or in priority to our security. These may include unremitted source deductions and taxes; other amounts owing to governments and governmental bodies; and amounts owing to creditors who may claim priority under the Bankruptcy and Insolvency Act or under a purchase money security interest in inventory or equipment.

"Purchase Money Lien" means a Lien incurred in the ordinary course of business only to secure the purchase price of an asset, or to secure debt used only the finance the purchase of the asset.

"Quick Ratio" means the ratio of Cash or equivalents plus Accounts Receivable to Current Liabilities.

"Receivable Value" means, at any time of determination, the total value of those of your trade accounts receivable, including accounts domiciled in the United States, that are subject to the security (other than those accounts:
(i) outstanding for 90 days or more,
(ii) owing by persons, firms or corporations affiliated to you, and
(iii) that we may from time to time designate).

"Shareholders' Equity" means paid-in capital, retained earnings and attributed or contributed surplus.

"Standard Overdraft Rate" means the variable reference interest rate per year declared by CIBC from time to time to be its standard overdraft rate on overdrafts in Canadian or U.S. dollar accounts maintained with CIBC in Canada.

"U.S. Base Rate" means the variable reference interest rate per year as declared by CIBC from time to time to be its base rate for U.S. dollar loans made by CIBC in Canada.

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[CIBC LOGO]

                  MONTHLY STATEMENT OF AVAILABLE CREDIT LIMIT

The undersigned, being an authorized officer of the Customer noted below, certifies to CIBC that, in accordance with margin requirements established by agreement with CIBC, and based on the attached report in respect of trade account receivables which is true and complete as at ____________________, the Credit Limit available to the Customer in respect of the operating line margined to such receivables is, as of that date, as follows:

RECEIVABLES

Total trade account receivables (aged list attached)..................................... +    $ ____________   (1)

Less the following amounts:

Receivables outstanding for ___ days or more ..........................   $ ____________ (2)

Receivables/holdbacks excluded from margin provisions .................   $ ____________ (3)

Receivables due from affiliated persons, firms or corporations ........   $ ____________ (4)

Receivables due from or claims owned to suppliers on receivable list ..   $ ____________ (5)

Claims for wages and employee deductions having or purporting to have
priority to CIBC over the receivables represented on line (1) .........   $ ____________ (6)

Claims having priority to CIBC for ____________________________________   $ ____________ (7)

Claims having priority to CIBC for ____________________________________   $ ____________ (8)

Claims having priority to CIBC for ____________________________________   $ ____________ (9)

Sub-total of lines (2) through (3) inclusive ............................................ -    $ ____________   (10)

Receivable Value                                                                          =    $ ____________   (11)=(1)-(10)

Margin percentage or Receivable Value ...................................................      X ____________ % (12)

Credit Limit attributed to Receivable Value ............................................. =    $ ____________   (13)=(12)X(11)

CREDIT LIMIT CALCULATION

Net Credit Limit attributed to Receivable Value ......................................... =    $ ____________   (14)=(13)

Maximum Credit Limit .................................................................... =    $ ____________   (15)

Credit Limit as of the date noted above
(insert the lesser of line (14) and line (15)) .......................................... =    $ ____________   (16)

The Customer represents and warrants to CIBC that the information set out and certified in this Statement and on any accompanying reports is true and complete in all respects, and acknowledges that CIBC is relying upon these representations and warranties and this certification.


                                       -----------------------------------------
                                                     (Signature)

Name of Customer:            Name of Authorized Officer:   Title:                        Date of Signature: